As filed with the Securities and Exchange Commission on May 19, 2025

Registration No. 333-280359

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-280359

UNDER

THE SECURITIES ACT OF 1933

DISCOVER FINANCIAL SERVICES

(Exact name of Registrant as specified in its charter)

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

Matthew W. Cooper

General Counsel and Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

(703) 720-1000

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above-referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following registration statement on Form S-3 (the “Registration Statement”) is being filed by Discover Financial Services (“Discover”) to terminate all offerings under the Registration Statement and to deregister any and all securities of Discover registered but unsold as of the date hereof thereunder:

Registration Statement on Form S-3, File No. 333-280359, an automatic shelf registration statement filed with the Securities and Exchange Commission (the “Commission”) on June 20, 2024, registering an unspecified amount of senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units, warrants and hybrid securities combining elements of the foregoing.

On May 18, 2025, pursuant to the Agreement and Plan of Merger, dated as of February 19, 2024, by and among Discover, Capital One Financial Corporation (“Capital One”) and Vega Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”), Merger Sub merged with and into Discover (the “Merger”), with Discover as the surviving corporation in the Merger. Immediately following the Merger, Discover merged with and into Capital One (the “Second Step Merger” and together with the Merger, the “Mergers”), with Capital One as the surviving entity in the Second Step Merger.

In connection with the Mergers, Discover has terminated all offerings of Discover’s securities pursuant to the Registration Statement. In accordance with the undertakings made by Discover in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 to the Registration Statement hereby removes from registration all of such securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on the 19th day of May, 2025.

CAPITAL ONE FINANCIAL CORPORATION as successor by merger to Discover Financial Services

By:	/s/ Matthew W. Cooper
Name:	Matthew W. Cooper
Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.